Filed pursuant to Rule 433(d)
Registration Statement No. 333-138237

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free wr iting prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented in this free writing prospectus, although that information may be based in part on loan level data provided by the issuer or its affiliates.

STRUCTURE:

Class	Rating	Size
A	Aaa	80.80
M-1	Aa1	3.40
M-2	Aa2	3.10
M-3	Aa3	1.85
M-4	A1	1.70
M-5	A2	1.60
M-6	A3	1.50
M-7	Baa1	1.45
M-8	Baa2	1.20
M-9	Baa3	1.15
M-10	Ba1	1.25

Initial OC + Res Fund		1.00
Target OC + Res Fund		3.55

SWAP SCHEDULE:

Period	Notional Balance	Strike Rate
1	1,086,284,000.00	5.000
2	1,070,655,289.69	5.000
3	1,051,316,117.19	5.000
4	1,029,789,348.13	5.000
5	1,006,005,091.92	5.000
6	980,442,931.39	5.000
7	953,037,350.64	5.000
8	924,463,924.19	5.000
9	895,181,174.24	5.000
10	865,861,682.69	5.000
11	837,577,137.13	5.000
12	809,872,005.87	5.000
13	782,978,689.17	5.000
14	756,682,700.11	5.000
15	730,957,697.36	5.000
16	705,855,161.61	5.000
17	681,376,011.56	5.000
18	657,683,620.92	5.000
19	635,894,989.45	5.000
20	614,906,574.69	5.000
21	594,520,203.20	5.000
22	574,785,041.91	5.000
23	555,736,199.69	5.000
24	537,373,017.49	5.000
25	519,764,410.16	5.000
26	502,757,364.09	5.000
27	486,106,813.13	5.000
28	469,593,424.49	5.000
29	452,733,291.97	5.000
30	434,923,307.06	5.000
31	414,891,995.27	5.000
32	391,255,374.08	5.000
33	365,778,205.07	5.000
34	342,488,872.64	5.000
35	321,720,853.99	5.000
36	304,055,075.49	5.000
37	290,194,291.52	5.000
38	290,194,291.52	5.000
39	290,194,291.52	5.000
40	281,489,602.70	5.000
41	272,466,406.70	5.000
42	263,744,890.20	5.000
43	255,314,602.98	5.000
44	247,165,484.90	5.000
45	239,287,847.03	5.000
46	231,672,364.44	5.000
47	224,309,951.15	5.000
48	217,191,787.89	5.000
49	210,309,476.22	5.000
50	203,654,853.72	5.000
51	197,220,163.72	5.000
52	190,997,876.24	5.000
53	184,980,389.23	5.000
54	179,160,328.82	5.000
55	173,530,808.21	5.000
56	168,084,796.48	5.000
57	162,814,863.60	5.000
58	157,712,298.79	5.000
59	152,774,452.90	5.000
60	147,998,070.44	5.000
61	143,377,730.38	5.000
62	138,908,143.75	5.000
63	134,584,216.56	5.000
64	130,401,075.89	5.000
65	126,353,890.14	5.000
66	122,437,983.63	5.000
67	118,648,923.27	5.000
68	114,982,435.36	5.000
69	0.00	5.000